Ernst & Young LLP

Chartered Accountants

Pacific Centre

700 West Georgia Street

P.O. Box 10101

Vancouver, BC V7Y 1C7

Phone:	(604) 891-8200
Fax:	(604) 643-5422

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 3, 2005 in Amendment No. 3 to the Registration Statement and the related Prospectus of Torrent Energy Corporation for the registration of up to 14,150,000 shares of its common stock.

/s/ Ernst & Young LLP
Vancouver, British Columbia, Canada	Chartered Accountants

December 23, 2005

A Member of Ernst & Young Global